Exhibit 99.1

Vishay Intertechnology Adds M&A to Joel Smejkal’s Responsibilities

Malvern, PA, December 13, 2021 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced that Joel Smejkal, Executive Vice President, Corporate Business Development will assume responsibility for M&A at the Company effective immediately.  Previously this role was held by Seth Slivka, Senior Vice President, Corporate Development.

“M&A is an important component of our strategy to expand our product portfolio and strengthen our competitive positioning,” said Marc Zandman, Executive Chairman and Chief Business Development Officer. “Following the unexpected and sad news of the passing of my long-term advisor and head of M&A, Seth Slivka, we are fortunate to have in Joel a capable and talented executive to seamlessly carry on our M&A activities.”

Dr. Gerald Paul, President & Chief Executive Officer, added, “With his extensive experience and divisional leadership roles in engineering, marketing, operations and sales at Vishay, Joel is uniquely qualified to help us execute our M&A strategy. We look forward to his contributions as we move forward with this initiative.”

Joel Smejkal has served as Executive Vice President and Corporate Business Development since July 1, 2020.  He has held various positions of increasing responsibility since joining Vishay in 1990 including Executive Vice President and Business Head of Passive Components and Senior Vice President Global Distribution Sales.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at  www.Vishay.com.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300